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                                                                 EXHIBIT 11.(A)

                GREEN TREE FINANCIAL CORPORATION AND SUBSIDIARIES

                    COMPUTATION OF PRIMARY EARNINGS PER SHARE

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                                                          Year ended December 31
                                           ----------------------------------------------------
                                                 1996              1995              1994
                                           -----------------   --------------  ----------------
Net earnings                                  $200,774,000      $253,969,000      $181,279,000
                                           =================   ==============  ================

Weighted average number of common
and common equivalent shares outstanding:
  Weighted average common shares
    outstanding                                136,995,701       136,644,397       134,941,996
  Dilutive effect of stock options after
    application of treasury-stock method         3,566,129         3,445,259         3,726,342
                                           -----------------   --------------  ----------------
                                               140,561,830       140,089,656       138,668,338
                                           -----------------   --------------  ----------------

Earnings per share:
  Net earnings                                       $1.43             $1.81             $1.31
                                                     =====             =====             =====


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